Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form 8-K under the Securities Exchange Act of 1934 of Empire Water Corporation (formerly “Cascade Coaching Corp.”) of our report dated December 18, 2007, related to the financial statements of Indian Hills Water Conservation Corporation as of December 31, 2006 and 2005, and for the two years then ended.

MALONE & BAILEY, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
January 29, 2008